Exhibit n(2)

SECOND AMENDED AND RESTATED PLAN PURSUANT TO RULE 18f-3 UNDER THE INVESTMENT COMPANY ACT

The mutual funds listed on Schedule A attached hereto (individually, a “Fund” and, collectively, the “Funds”), may offer Investor A, Investor A1, Investor C, Investor P, Institutional, Service, Class K, Class R, Class G and ETF Class shares as follows:

ETF Class shares may be acquired or redeemed directly from each Fund at net asset value only by or through “Authorized Participants,” and only in aggregations of a specified number of shares (each, a “Creation Unit”) or multiples thereof. An Authorized Participant is a member or participant of a clearing agency registered with the Securities and Exchange Commission, which has a written agreement with a Fund or one of its service providers that allows such member or participant to place orders for the purchase and redemption of Creation Units. Transactions with the Fund in Creation Units blocks of ETF Class shares shall be subject to such creation and redemption fees, including standard and variable fees, as are described in the Fund’s prospectus. ETF Class shares are listed on a national securities exchange for trading, and individual ETF Class shares are not individually redeemable from a Fund and may only be bought and sold in the secondary market through a broker-dealer.

Account Maintenance/Service and Distribution Fees

Investor A, Investor A1, Investor C, Investor P, Service, and Class R shares bear the expenses of the ongoing account maintenance/service fees applicable to the particular Class. Investor C, Class R and ETF Class shares bear the expenses of the ongoing distribution fees (if any) applicable to the particular Class. Specific shareholders within a Class may be subject to initial or contingent deferred sales charges. The ongoing account maintenance/service fees, the ongoing distribution fees and the initial or contingent deferred sales charges applicable to a particular Class are as set forth in each Fund’s current prospectus and statement of additional information (together, the “prospectus”).

Transfer Agency Expenses and Other Expenses

Each Class shall bear any incremental transfer agency cost or other cost (e.g., listing fees) applicable to the particular Class. Each Class of shares may pay a different share of other expenses, not including advisory or custodial fees or other expenses related to the management of the Fund’s assets, if the expenses are incurred in a different amount by that Class, or the class receives services of a different kind or to a different degree than other Classes of shares.

Voting Rights

Each Class has exclusive voting rights on any matter submitted to shareholders that relates solely to its account maintenance/service fees or ongoing distribution fees, as may be applicable, except that Investor C shareholders may vote on certain changes to the ongoing fees paid by Investor A shares. Each Class shall have separate voting rights on any matter submitted to shareholders in which the interests of one Class differ from the interests of any other Class.

Dividends

As a result of differences in allocated expenses, it is expected that the net income of, and dividends payable to, each Class of shares will vary. The Classes may declare dividends on different days, as described in the Fund’s prospectus and consistent with any exemptive order, rule, regulation or other regulatory relief on which the Fund relies.

To the extent a Fund declares dividends on a daily basis for one or more non-ETF Classes and on a different schedule for ETF Class shares, income, realized capital gains and losses, unrealized appreciation and depreciation, and expenses not otherwise allocated to a specific Class shall be allocated among classes using an allocation methodology reasonably designed to produce dividends and net asset values consistent with Rule 18f-3 and any exemptive order, rule, regulation or other regulatory relief on which the Fund relies.

Conversion Features

Holders of Investor C shares will have such conversion features to Investor A shares as set forth in each Fund’s current prospectus.

Subject to the requirements set forth in a Fund’s current prospectus, a shareholder may convert eligible shares of a Class of the Fund into ETF Class shares of the same Fund (if available), provided that: (i) the shares to be converted are held through a plan or account that permits ETF Class share conversions; (ii) following the conversion, the shareholder will hold ETF Class shares through an eligible brokerage account; and (iii) such other conditions as may be described in the Fund’s prospectus are satisfied.

All conversions shall be made on the basis of the relative net asset values of the two Classes, without the imposition of any sales load, fee, or other charge except that a Fund may charge an administrative fee to process a conversion of shares to ETF Class shares.

Exchange Privileges

Each Fund shall offer the exchange privileges for a Class as set forth in the applicable prospectus.

Amended and Restated September 28, 2026

SCHEDULE A TO

SECOND AMENDED AND RESTATED PLAN PURSUANT TO RULE 18f-3 UNDER

THE INVESTMENT COMPANY ACT

BlackRock Advantage Global Fund, Inc.

BlackRock Advantage SMID Cap Fund, Inc.

BlackRock Balanced Fund, Inc.

BlackRock Bond Fund, Inc.

BlackRock Total Return Fund

BlackRock California Municipal Series Trust

BlackRock California Municipal Opportunities Fund

BlackRock Capital Appreciation Fund, Inc.

BlackRock Emerging Markets Fund, Inc.

BlackRock Equity Dividend Fund

BlackRock Financial Institutions Series Trust

BlackRock Summit Cash Reserves Fund

BlackRock Global Allocation Fund, Inc.

BlackRock Index Funds, Inc.

iShares MSCI EAFE International Index Fund

iShares Russell 2000 Small-Cap Index Fund

BlackRock International Select Equity Fund

BlackRock Large Cap Focus Growth Fund, Inc.

BlackRock Large Cap Focus Value Fund, Inc.

BlackRock Large Cap Series Funds, Inc.

BlackRock Advantage Large Cap Core Fund

BlackRock Advantage Large Cap Value Fund

BlackRock Event Driven Equity Fund

BlackRock Mid-Cap Value Series, Inc.

BlackRock Mid-Cap Value Fund

BlackRock Multi-State Municipal Series Trust

BlackRock New Jersey Municipal Bond Fund

BlackRock New York Municipal Opportunities Fund

BlackRock Pennsylvania Municipal Bond Fund

BlackRock Municipal Bond Fund, Inc.

BlackRock National Municipal Fund

BlackRock Short Duration Muni Fund

BlackRock Municipal Series Trust

BlackRock Strategic Municipal Opportunities Fund

BlackRock Natural Resources Trust

BlackRock Series, Inc.

BlackRock International Fund

BlackRock Strategic Global Bond Fund, Inc.

BlackRock Unconstrained Equity Fund

Amended September 28, 2026